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                                                                      EXHIBIT 5


                              [Conectiv Letterhead]


                                                               December 1, 2000


Conectiv
800 King Street
Wilmington, DE  19899

Ladies and Gentlemen:

I am General Counsel of Conectiv (the "Company") and am rendering this opinion in connection with the filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the issuance of up to 300,000 shares of the Company's Common Stock, $.01 par value, (the "Shares") pursuant to the Conectiv Savings & Investment Plan (the "Plan").

In connection with this opinion, I or attorneys in whom I have confidence have examined the Registration Statement and related Prospectus, the Company's Certificate of Incorporation and By-laws, and such other documents, records, certificates, memoranda and other instruments as I deem necessary as the basis for this opinion. I have assumed the authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, I am of the opinion that the Shares will be validly issued, fully paid, and nonassessable when issued and paid for in accordance with the Plan, the Registration Statement and the related Prospectus.

I express no opinion with respect to the applicability or effect of the laws of any jurisdiction other than Delaware, as in effect as of the date hereof.

I consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ Peter F. Clark

Peter F. Clark
Vice President and
General Counsel